MDU RESOURCES REPORTS 2009 EARNINGS AND
INITIATES 2010 EARNINGS GUIDANCE
–	Consolidated earnings of $260.4 million, excluding the after-tax noncash charge.
–	Including the noncash charge, the company reported a consolidated loss of $124.0 million.
–	Record operating cash flows of approximately $845 million.
–	Strong balance sheet with equity of 63% of total capital.
–	Initial earnings guidance for 2010 of $1.10 to $1.35 per common share.

BISMARCK, N.D. – Feb. 1, 2010 – MDU Resources Group, Inc. (NYSE:MDU) announced 2009 consolidated earnings of $260.4 million, or $1.40 per common share, compared to $377.2 million, or $2.05 per share for 2008, with the decline in earnings related primarily to lower natural gas and oil prices. These results exclude the after-tax noncash charge of $384.4 million and $84.2 million, respectively, related to low natural gas and oil prices. Including the respective noncash charges, the company reported a consolidated loss for 2009 of $124.0 million, or 67 cents per common share compared to earnings of $293.0 million, or $1.59 per share for 2008.

In the fourth quarter of 2009 the company had consolidated earnings of $72.5 million, or 38 cents per share compared to $72.8 million or 40 cents per share in the same period of 2008. 2008 earnings exclude a noncash charge of $84.2 million. Including the noncash charge, the company reported a loss of $11.4 million, or 6 cents per share in the fourth quarter of 2008.

“Our businesses generated record operating cash flow of approximately $845 million with strong day-to-day operating performance,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “This performance allowed us to increase our dividend for the 19th consecutive year this past November. The results once again demonstrate the value of our diversified business strategy.”

The company’s utility business posted record earnings. Results reflect a full year of Intermountain Gas Company earnings which was acquired in late 2008. The utility group continues to focus on integrating the operations of its four utilities to produce efficiencies that reduce costs and improve service to 950,000 customers in an 8-state region. Montana-Dakota Utilities set a safety record for the third consecutive year and was one of two companies recognized by the American Gas Association in 2009 as the industry’s safest medium-sized combination utilities.

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The challenged construction market, including the traditionally strong Las Vegas gaming market, impacted the company’s construction services business and resulted in lower earnings. Equipment sales and rentals remained strong, as customers prepare for an anticipated effort to strengthen and expand the country’s electricity transmission infrastructure.

Significantly lower prices for natural gas and oil affected earnings of the company’s natural gas and oil production business. Although prices rebounded somewhat late in the year, average realized prices in 2009 declined 30 percent for natural gas and 42 percent for oil. In response to this low-price environment and the desire to preserve capital, the business reduced its drilling program in 2009, like many in the industry, which resulted in a natural gas production decline of 13 percent. Oil production increased 11 percent as the company focused much of its drilling in North Dakota’s Bakken region.

MDU Resources’ pipeline and energy services group increased earnings by 44 percent to record levels, in large part the result of record revenue generating natural gas storage levels. The business had record total throughput, principally because of an increase in volumes transported to storage. Last August, Williston Basin Interstate Pipeline completed an expansion of its Grasslands Pipeline, which provides Rocky Mountain natural gas producers access to Mid-Continent markets. Grasslands now has a firm capacity of 213 MMcf per day. Also contributing to earnings was the August acquisition of Total Corrosion Solutions.

The construction materials and contracting business increased earnings by 56 percent, despite the continuing weakness of the national construction market. Sales volumes and margins of asphalt and asphalt oil increased, while aggregate and ready-mix products sales volumes decreased. In addition, the business continued to focus on aggressive cost management.

“Our financial condition is very healthy because of our aggressive efforts to lower operating costs and preserve capital,” said Hildestad. “We have a strong balance sheet, liquidity and good access to capital. This puts us in an excellent position to take advantage of growth opportunities that may result from this prolonged recession, including organic growth and acquisitions of businesses and reserves of natural gas, oil and aggregates because of lower values. We are providing initial guidance for 2010 in the range of $1.10 to $1.35 per common share.”

The company recently announced the upcoming retirement of Vernon A. Raile, executive vice president, treasurer and chief financial officer effective Feb. 16 at the age of 65, the company’s mandatory retirement age for officers. Doran N. Schwartz will succeed him as vice president and chief financial officer.

The company will host a webcast at 1 p.m. EST today to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A webcast replay and audio replay will be available. The dial in number for audio replay is (800) 642-1687 or for international callers, (706) 645-9291, conference ID 45709171.

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MDU Resources Group, Inc., a Fortune 500 company and a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, operating in three core lines of business: utility resources, energy and construction materials. MDU Resources includes electric and natural gas utilities, construction services, natural gas and oil production, natural gas pipelines and energy services, and construction materials and contracting. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts:

Financial:
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700

Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.

Business Line	2009 Earnings (In Millions)	2008 Earnings (In Millions)
Utility Resources
Electric and natural gas utilities	$54.9	$53.5
Construction services	25.6	49.8
Energy
Natural gas and oil production	87.7	206.5
Pipeline and energy services	37.8	26.4
Construction Materials and Contracting	47.1	30.2
Other	7.3	10.8
Earnings on common stock before noncash charge	260.4	377.2
Effects of noncash charge	(384.4)	(84.2)
Earnings (loss) on common stock	$(124.0)	$293.0

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On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•
Earnings per common share for 2010, diluted, are projected in the range of $1.10 to $1.35. The company expects the percentage of 2010 earnings per common share by quarter to be in the following approximate ranges:

–	First quarter – 15 percent to 20 percent
–	Second quarter – 20 percent to 25 percent
–	Third quarter – 30 percent to 35 percent
–	Fourth quarter – 25 percent to 30 percent
•	Long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•	The company continually seeks opportunities to expand through strategic acquisitions and organic growth opportunities.
•	Capital expenditures for 2009 and estimated capital expenditures for 2010 are noted as follows:

Business Line	Capital Expenditures 2010 Estimated (In Millions)		Capital Expenditures 2009 Actual (In Millions)
Electric	$105		$115
Natural gas distribution	76		44
Construction services	13		13
Natural gas and oil production	375	*	183
Pipeline and energy services	15		70
Construction materials and contracting	37		27
Other	1		3
Net proceeds	(4)		(27)
Total Capital Expenditures	$618		$428	**

* Includes approximately $150 million for growth opportunities including potential acquisitions.
** Includes $22 million for completed acquisitions.

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Utility Resources
Electric and Natural Gas Utilities

Electric
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in millions, where applicable)
Operating revenues	$48.5	$54.2	$196.2	$208.3
Operating expenses:
Fuel and purchased power	16.6	21.3	65.7	75.4
Operation and maintenance	15.4	17.4	60.7	64.8
Depreciation, depletion and amortization	6.4	6.0	24.7	24.0
Taxes, other than income	1.4	2.1	8.4	8.7
	39.8	46.8	159.5	172.9
Operating income	8.7	7.4	36.7	35.4
Earnings	$5.6	$3.6	$24.1	$18.7

Retail sales (million kWh)	688.4	717.2	2,663.5	2,663.4
Sales for resale (million kWh)	46.7	65.1	90.8	223.8
Average cost of fuel and purchased power per kWh	$.022	$.027	$.023	$.025

Natural Gas Distribution
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in millions, where applicable)
Operating revenues	$328.0	$383.0	$1,072.8	$1,036.1
Operating expenses:
Purchased natural gas sold	228.6	281.7	757.6	757.6
Operation and maintenance	35.2	41.0	140.5	123.6
Depreciation, depletion and amortization	10.6	10.9	42.7	32.6
Taxes, other than income	13.6	15.1	55.1	45.4
	288.0	348.7	995.9	959.2
Operating income	40.0	34.3	76.9	76.9
Earnings	$21.0	$16.3	$30.8	$34.8

Volumes (MMdk):
Sales	37.4	34.9	102.7	87.9
Transportation	37.1	33.6	132.7	103.5
Total throughput	74.5	68.5	235.4	191.4
Degree days (% of normal)*
Montana-Dakota	107.0%	102.9%	104.4%	102.7%
Cascade	105.8%	103.7%	105.1%	108.0%
Intermountain	112.0%	90.3%	107.3%	90.3%
* Degree days are a measure of the daily temperature-related demand for energy for heating.
Note: Intermountain was acquired on Oct. 1, 2008.

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The combined utility businesses reported earnings of $54.9 million, compared to earnings of $53.5 million in 2008. The increase reflects the result of lower operation and maintenance expense at existing operations, largely payroll and benefit-related costs. Partially offsetting the earnings increase is the absence in 2009 of a $4.4 million after-tax gain on the sale of Cascade’s natural gas management service in 2008.

Fourth quarter combined utility earnings were $26.6 million, compared to $19.9 million for the same period in 2008. This increase reflects higher retail natural gas sales volumes, as well as lower operation and maintenance expense, largely benefit-related costs.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company continues to realize efficiencies and enhanced service levels through its efforts to standardize operations, share services and consolidate back-office functions among its four utility companies.

•	The company is pursuing expansion opportunities.
–
In April 2009, the company purchased a 25 MW ownership interest in the Wygen III power generation facility which is under construction near Gillette, Wyoming. This rate based generation will replace a portion of the purchased power for the Wyoming system. The plant is expected to be online during the second quarter of 2010. In Aug. 2009, Montana-Dakota Utilities Co. filed an application with the Wyoming Public Service Commission for an electric rate increase primarily to recover the costs of Wygen III. As modified by a supplement filed in January, Montana-Dakota is requesting a total increase of $5.1 million annually or approximately 25 percent above current rates.

–
The company is developing additional wind generation including a 19.5 MW wind generation facility in southwest North Dakota and a 10.5 MW expansion of the Diamond Willow wind facility near Baker, Montana. Both projects are expected to be commercial midyear 2010.

–
The company is analyzing potential projects for accommodating load growth and replacing purchased power contracts with company-owned generation. The company is reviewing the construction of natural gas-fired combustion and wind generation.

•
The company is reviewing opportunities associated with the potential development of high voltage transmission lines targeted towards delivery of renewable energy from the wind rich regions that lie within its traditional electric service territory to major metropolitan areas.

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Construction Services
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In millions)
Operating revenues	$167.1	$296.7	$819.0	$1,257.3
Operating expenses:
Operation and maintenance	153.8	274.2	736.3	1,122.7
Depreciation, depletion and amortization	2.8	3.5	12.8	13.4
Taxes, other than income	4.6	7.9	25.7	39.7
	161.2	285.6	774.8	1,175.8
Operating income	5.9	11.1	44.2	81.5
Earnings	$2.7	$8.6	$25.6	$49.8

This segment had earnings of $25.6 million in 2009 compared to $49.8 million in 2008. This decrease reflects lower construction workloads, partially offset by lower general and administrative expenses, largely payroll-related.

Fourth quarter earnings for this segment were $2.7 million, compared to $8.6 million for the comparable prior period. Lower construction workloads were partially offset by lower general and administrative expenses, largely payroll-related.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company anticipates margins in 2010 to be lower than 2009 levels.
•
The company is aggressively pursuing expansion in high voltage transmission construction, renewable resource construction and military installation services. The company was recently awarded the engineering, procurement and construction contract to build the 214-mile Montana Alberta Tie Line between Lethbridge, Alberta and Great Falls, Montana.

•
The company continues to focus on costs and efficiencies to enhance margins. With its highly skilled technical workforce, this group is prepared to take advantage of government stimulus spending on transmission infrastructure.

•
Work backlog as of Dec. 31 was approximately $383 million, compared to $604 million at Dec. 31, 2008. The Dec. 31, 2009 backlog includes the new MATL project, and excludes $182 million related to the Fontainebleau project, which is proceeding through the bankruptcy process.

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Energy
Natural Gas and Oil Production
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(Dollars in millions, where applicable)
Operating revenues:
Natural gas	$74.0	$103.7	$292.3	$482.8
Oil	45.3	30.6	147.4	229.3
Other	-	-	-	.2
	119.3	134.3	439.7	712.3
Operating expenses:
Purchased natural gas sold	-	-	-	.1
Operation and maintenance:
Lease operating costs	15.9	23.5	70.1	82.0
Gathering and transportation	5.7	6.3	24.0	24.8
Other	10.2	7.8	39.2	41.0
Depreciation, depletion and amortization	27.9	44.7	129.9	170.2
Taxes, other than income:
Production and property taxes	7.9	9.3	29.1	54.7
Other	.2	.1	.8	.8
Write-down of natural gas and oil properties	-	135.8	620.0	135.8
	67.8	227.5	913.1	509.4
Operating income (loss)	51.5	(93.2)	(473.4)	202.9
Earnings (loss)	$31.4	$(57.5)	$(296.7)	$122.3

Production:
Natural gas (MMcf)	13,277	16,177	56,632	65,457
Oil (MBbls)	791	741	3,111	2,808
Total Production (MMcfe)	18,022	20,619	75,299	82,303
Average realized prices (including hedges):
Natural gas (per Mcf)	$5.57	$6.41	$5.16	$7.38
Oil (per barrel)	$57.30	$41.43	$47.38	$81.68
Average realized prices (excluding hedges):
Natural gas (per Mcf)	$3.55	$5.07	$2.99	$7.29
Oil (per barrel)	$62.52	$41.13	$49.76	$82.28
Average depreciation, depletion and amortization rate, per equivalent Mcf	$1.47	$2.10	$1.64	$2.00
Production costs, including taxes, per equivalent Mcf:
Lease operating costs	$.88	$1.14	$.93	$1.00
Gathering and transportation	.31	.31	.32	.30
Production and property taxes	.44	.45	.39	.66
	$1.63	$1.90	$1.64	$1.96

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	2009		2008
	Natural Gas	Oil	Natural Gas	Oil
	(MMcf/MBbls)
Production by region:
Rocky Mountain	41,635	2,182	47,504	1,698
Mid-Continent/Gulf States*	14,997	929	17,953	1,110
Total Production	56,632	3,111	65,457	2,808
* Includes Offshore Gulf of Mexico.

Earnings at this segment were $87.7 million for 2009, excluding the effect of a $384.4 million after-tax noncash charge, compared to $206.5 million for 2008, which excludes the effect of an $84.2 million after-tax noncash charge. This decrease reflects 30 percent lower average realized natural gas prices and 42 percent lower average realized oil prices, as well as lower combined natural gas and oil production volumes. These decreases were partially offset by lower depreciation, depletion and amortization expense, lower production taxes and decreased lease operating expenses.

Fourth quarter earnings were $31.4 million, compared to 2008 fourth quarter earnings of $26.7 million, which excludes the effect of the previously mentioned noncash charge of $84.2 million after tax. This increase reflects 38 percent higher average realized oil prices, lower depreciation, depletion and amortization expense and decreased lease operating expenses. Partially offsetting these increases were 13 percent lower average realized natural gas prices and decreased combined natural gas and oil production volumes. Lease operating expenses were 88 cents per Mcfe for the quarter compared to $1.14 per Mcfe a year ago.

The company’s combined proved natural gas and oil reserves as of Dec. 31 were 654 Bcfe, compared to 810 Bcfe at Dec. 31, 2008. The 654 Bcfe reserve total reflects approximately 100 Bcfe of negative reserve revisions resulting from lower natural gas prices. Natural gas and oil prices used to calculate year-end reserves were based on the new SEC rules that require the use of 12-month average pricing. Other reserve-related SEC rule changes had minimal impact.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company expects to spend approximately $375 million in capital expenditures for 2010 for further exploitation of its existing properties, exploratory drilling and acquisitions of properties. This includes approximately $150 million for new growth opportunities, including acquisitions.

•	The company is also actively pursuing other potential exploratory and reserve acquisitions, which are not included in the current forecast.
•
With the reduced 2009 capital expenditures and the forecasted 2010 capital expenditures, the company expects its 2010 combined natural gas and oil production to be approximately equal to 2009 levels. The 2010 production forecast includes 3.5 Bcfe to 4 Bcfe related to growth opportunities.

•	Earnings guidance reflects estimated natural gas prices for February through December as follows:

Index*	Price/Thousand Cubic Feet (Mcf)
Ventura	$5.00 to $5.50
NYMEX	$5.25 to $5.75
CIG	$4.75 to $5.25

•	Earnings guidance reflects estimated NYMEX crude oil prices for February through December in the range of $70 to $75 per barrel.

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•
For 2010, the company has hedged 45 percent to 50 percent of both its estimated natural gas and oil production. For 2011, the company has hedged 10 percent to 15 percent of both its estimated natural gas and oil production. For 2012, the company has hedged 5 percent to 10 percent of its estimated natural gas production. The hedges that are in place as of Jan. 29 are summarized in the following chart:

Commodity	Type	Index*	Period Outstanding	Forward Notional Volume (MMBtu/Bbl)	Price (Per MMBtu/Bbl)
Natural Gas	Swap	HSC	1/10 - 12/10	1,606,000	$8.08
Natural Gas	Swap	NYMEX	1/10 - 12/10	3,650,000	$6.18
Natural Gas	Swap	NYMEX	1/10 - 12/10	1,825,000	$6.40
Natural Gas	Collar	NYMEX	1/10 - 12/10	1,825,000	$5.63-$6.00
Natural Gas	Swap	NYMEX	1/10 - 12/10	1,825,000	$5.855
Natural Gas	Swap	NYMEX	1/10 - 12/10	1,825,000	$6.045
Natural Gas	Swap	NYMEX	1/10 - 12/10	1,825,000	$6.045
Natural Gas	Swap	CIG	1/10 - 12/10	3,650,000	$5.03
Natural Gas	Swap	HSC	1/10 - 10/10	608,000	$5.57
Natural Gas	Swap	NYMEX	1/10 - 10/10	2,432,000	$5.645
Natural Gas	Swap	Ventura	1/10 - 12/10	1,825,000	$5.95
Natural Gas	Swap	NYMEX	4/10 - 12/10	3,025,000	$5.54
Natural Gas	Collar	NYMEX	1/10 - 3/11	2,275,000	$5.62-$6.50
Natural Gas	Swap	HSC	1/11 - 12/11	1,350,500	$8.00
Natural Gas	Swap	NYMEX	1/11 - 12/11	4,015,000	$6.1027
Natural Gas	Swap	NYMEX	1/12 - 12/12	3,477,000	$6.27
Crude Oil	Collar	NYMEX	1/10 - 12/10	365,000	$60.00-$75.00
Crude Oil	Swap	NYMEX	1/10 - 12/10	365,000	$73.20
Crude Oil	Collar	NYMEX	1/10 - 12/10	365,000	$70.00-$86.00
Crude Oil	Swap	NYMEX	1/10 - 12/10	365,000	$83.05
Crude Oil	Collar	NYMEX	1/11 - 12/11	547,500	$80.00-$94.00
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	3,650,000	$0.25
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	912,500	$0.245
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	4,562,500	$0.25
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	1,825,000	$0.225
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	912,500	$0.23
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	2,737,500	$0.23
Natural Gas	Basis	NYMEX to Ventura	1/11 - 3/11	450,000	$0.135

*
Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system; HSC is the Houston Ship Channel hub in southeast Texas which connects to several pipelines.

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Pipeline and Energy Services

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in millions)
Operating revenues	$86.1	$108.7	$307.8	$532.2
Operating expenses:
Purchased natural gas sold	38.8	65.5	138.8	373.9
Operation and maintenance	20.3	22.4	63.1	73.8
Depreciation, depletion and amortization	6.8	6.3	25.5	23.6
Taxes, other than income	2.1	2.8	11.0	11.3
	68.0	97.0	238.4	482.6
Operating income	18.1	11.7	69.4	49.6
Earnings	$10.0	$6.7	$37.8	$26.4

Transportation volumes (MMdk):
Montana-Dakota Utilities Co.*	10.1	8.3	38.9	32.0
Other	31.0	28.7	124.4	106.0
	41.1	37.0	163.3	138.0
Gathering volumes (MMdk)	21.3	25.8	92.6	102.1
* A public utility division of the company.

Earnings at the pipeline and energy services segment were $37.8 million, compared to earnings of $26.4 million in 2008. The improvement reflects increased volumes transported to storage, higher storage services revenues, and higher gathering rates. Also contributing was lower operation and maintenance expense, including lower costs associated with the natural gas storage litigation, which was settled. Partially offsetting these increases were lower gathering volumes.

Fourth quarter earnings for 2009 were $10.0 million, compared to $6.7 million for the comparable prior period. Higher storage services revenues, increased volumes transported to storage and lower operation and maintenance expense were partially offset by lower gathering volumes.

The above results reflect lower operating revenues and lower purchased natural gas sold, both related to lower natural gas prices.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
An incremental expansion to the Grasslands Pipeline of 75,000 Mcf per day went into service Aug. 31, 2009. The firm capacity of the Grasslands Pipeline is at its ultimate full capacity of 213,000 Mcf per day.

•
The company continues to pursue expansion of facilities and services offered to customers. Energy development within its geographic region, which includes portions of Colorado, Wyoming, Montana and North Dakota, is expanding, most notably the Bakken Shale of North Dakota and eastern Montana. Ongoing energy development is expected to have many direct and indirect benefits to its business.

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•
The company has natural gas storage fields including the largest storage field in North America located near Baker, Montana. Total working gas storage capacity is 193 Bcf for its three storage fields. The company is pursuing a project to increase its firm deliverability and related transportation capacity from the Baker Storage field with a targeted in-service date in 2012.

Construction Materials and Contracting

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in millions)
Operating revenues	$320.2	$392.0	$1,515.1	$1,640.7
Operating expenses:
Operation and maintenance	287.4	352.6	1,292.0	1,437.9
Depreciation, depletion and amortization	22.5	24.2	93.6	100.9
Taxes, other than income	7.4	8.0	36.2	39.1
	317.3	384.8	1,421.8	1,577.9
Operating income	2.9	7.2	93.3	62.8
Earnings (loss)	$(.7)	$5.0	$47.1	$30.2

Sales (000's):
Aggregates (tons)	4,979	7,047	23,995	31,107
Asphalt (tons)	1,199	1,308	6,360	5,846
Ready-mixed concrete (cubic yards)	720	822	3,042	3,729

The construction materials and contracting segment reported earnings of $47.1 million, compared to $30.2 million for 2008. The increase reflects higher liquid asphalt oil volumes and margins, higher asphalt volumes and margins and higher aggregate margins. Lower selling, general and administrative costs, largely related to cost-reduction measures, also contributed to the earnings increase. Partially offsetting the increases were lower aggregate and ready-mixed concrete volumes, as well as lower gains on the sale of equipment.

This segment reported a fourth quarter loss of $700,000 compared to earnings of $5.0 million for the same period in 2008. The decrease reflects the effects of weather on construction volumes and lower public construction margins. Partially offsetting this decrease were higher liquid asphalt oil margins, as well as lower selling, general and administrative costs.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Most of the markets served by construction materials are seeing positive impacts related to the federal stimulus spending.
•
The company is well positioned to take advantage of government stimulus spending on transportation infrastructure particularly in the asphalt paving and liquid asphalt oil product lines. Federal transportation stimulus of $7.9 billion was directed to states where the company operates. Of that amount, 21 percent was spent in 2009, the remainder to be spent over the next two years, with 82 percent already obligated to specific projects by the various states.

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•
The company continues to pursue work related to energy projects, such as wind towers, transmission projects, geothermal and refineries. It is also pursuing opportunities for expansion of its existing business lines including initiatives aimed at capturing additional market share and expansion into new markets. The company has planned green field expansions for its liquid asphalt oil business.

•	The company has a strong emphasis on operational efficiencies and cost reduction.
•	Liquid asphalt margins are expected to be lower in 2010 than the record levels experienced in 2009.
•
Work backlog as of Dec. 31 was approximately $459 million, compared to $453 million at Dec. 31, 2008. Although public project margins tend to be somewhat lower than private construction related work, the company anticipates significant contributions to revenue from public works volume. Ninety-four percent of its year-end backlog is related to public works projects compared to 80 percent at Dec. 31, 2008.

•
As the country’s 8th largest aggregate producer, the company will continue to strategically manage its 1.1 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

Other

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(In millions)
Operating revenues	$1.4	$2.6	$9.5	$10.5
Operating expenses:
Operation and maintenance	.6	(2.0)	8.1	5.9
Depreciation, depletion and amortization	.3	.3	1.3	1.3
Taxes, other than income	.1	.1	.3	.4
	1.0	(1.6)	9.7	7.6
Operating income (loss)	.4	4.2	(.2)	2.9
Earnings	$2.5	$5.9	$7.3	$10.8

Use of Non-GAAP Financial Measure
Where noted in the press release, the company, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), has provided non-GAAP earnings data that reflect an adjustment to exclude a first quarter 2009 $384.4 million after-tax noncash charge and a fourth quarter 2008 $84.2 million after-tax noncash charge related to a “ceiling-test” charge. The company believes that this non-GAAP financial measure is useful to investors because the items excluded are not indicative of the company’s continuing operating results. Also, the company’s management uses this non-GAAP financial measure as an indicator for planning and forecasting future periods. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

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•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
Economic volatility affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns and, as a result, may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.
•	The backlog at the company’s construction services and construction materials and contracting businesses is subject to delay or cancellation and may not be realized.
•	Actual quantities of recoverable natural gas and oil reserves and discounted future net cash flows from those reserves may vary significantly from estimated amounts.
•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	The company’s electric generation operations could be adversely impacted by global climate change initiatives to reduce greenhouse gas emissions.
•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•
The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company.

•
The value of the company’s investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•	Weather conditions can adversely affect the company’s operations and revenues and cash flows.
•	Competition is increasing in all of the company’s businesses.
•	The company could be subject to limitations on its ability to pay dividends.
•	An increase in costs related to obligations under multi-employer pension plans could have a material negative effect on the company’s results of operations and cash flows.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.

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o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

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MDU Resources Group, Inc.
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In millions, except per share amounts) (Unaudited)

Operating revenues	$1,016.5	$1,295.8	$4,176.5	$5,003.3
Operating expenses:
Fuel and purchased power	16.6	21.3	65.7	75.4
Purchased natural gas sold	219.2	278.6	739.7	765.9
Operation and maintenance	538.6	736.1	2,407.1	2,948.1
Depreciation, depletion and amortization	77.3	95.9	330.5	366.0
Taxes, other than income	37.3	45.4	166.6	200.1
Write-down of natural gas and oil properties	-	135.8	620.0	135.8
	889.0	1,313.1	4,329.6	4,491.3
Operating income (loss)	127.5	(17.3)	(153.1)	512.0
Earnings from equity method investments	2.3	.9	8.5	6.6
Other income	2.3	2.1	9.3	4.0
Interest expense	21.4	23.8	84.1	81.5
Income (loss) before income taxes	110.7	(38.1)	(219.4)	441.1
Income taxes	38.1	(26.8)	(96.1)	147.4
Net income (loss)	72.6	(11.3)	(123.3)	293.7
Dividends on preferred stocks	.1	.1	.7	.7
Earnings (loss) on common stock	$72.5	$(11.4)	$(124.0)	$293.0

Earnings (loss) per common share – basic	$.39	$(.06)	$(.67)	$1.60
Earnings (loss) per common share – diluted	$.38	$(.06)	$(.67)	$1.59
Dividends per common share	$.1575	$.1550	$.6225	$.6000
Weighted average common shares outstanding – basic	187.7	183.6	185.2	183.1
Weighted average common shares outstanding – diluted	188.4	183.6	185.2	183.8

Note: Twelve months ended Dec. 31, 2009 results reflect the effects of a $384.4 million after-tax noncash charge relating to the write-down of natural gas and oil properties. Three months and twelve months ended Dec. 31, 2008 results reflect the effects of an $84.2 million after-tax noncash charge relating to the write-down of natural gas and oil properties.

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	Twelve Months Ended December 31,
	2009	2008
	(Unaudited)

Other Financial Data
Book value per common share	$13.61	$14.95
Market price per common share	$23.60	$21.58
Dividend yield (indicated annual rate)	2.7%	2.9%
Price/earnings ratio*	N/A	13.6	x
Market value as a percent of book value	173.4%	144.3%
Return on average common equity*	(4.9)%	11.0%
Total assets**	$6.0	$6.6
Total equity**	$2.6	$2.8
Total debt **	$1.5	$1.8
Capitalization ratios:
Total equity	63%	61%
Total debt	37	39
	100%	100%

      *Represents 12 months ended
   **    In billions

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